UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934

(Amendment no. 1)

Roan Resources, Inc.
(Name of Issuer)

Common Stock, par value $0.001 per share
(Title of Class of Securities)

769755109
(CUSIP Number)

John V. Lovoi 10000 Memorial Dr., Suite 550 Houston, Texas 77024 713-579-2621 With copies to: Timothy T. Samson 811 Main St., Suite 2500 Houston, Texas 77002 713-951-5842
(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

December 6, 2019
(Date of Event Which Requires Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See §240.13d-7 for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

CUSIP No. 769755109
(1)	Names of Reporting Persons
	JVL Advisors, LLC
(2)	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐ (b) ☒
(3)	SEC Use Only
(4)	Source of Funds (See Instructions)			OO
(5)	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)			☐
(6)	Citizenship or Place of Organization		Texas, United States
	Number of Shares Beneficially Owned by Each Reporting Person With	(7)	Sole Voting Power	0
		(8)	Shared Voting Power	0
		(9)	Sole Dispositive Power	0
		(10)	Shared Dispositive Power	0
(11)	Aggregate Amount Beneficially Owned by Each Reporting Person			0
(12)	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)			☐
(13)	Percent of Class Represented by Amount in Row (11)			0%
(14)	Type of Reporting Person (See Instructions)			OO

2

CUSIP No. 769755109
(1)	Names of Reporting Persons
	John V. Lovoi
(2)	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐ (b) ☒
(3)	SEC Use Only
(4)	Source of Funds (See Instructions)			OO
(5)	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)			☐
(6)	Citizenship or Place of Organization		Texas, United States
	Number of Shares Beneficially Owned by Each Reporting Person With	(7)	Sole Voting Power	0
		(8)	Shared Voting Power	0
		(9)	Sole Dispositive Power	0
		(10)	Shared Dispositive Power	0
(11)	Aggregate Amount Beneficially Owned by Each Reporting Person			0
(12)	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)			☐
(13)	Percent of Class Represented by Amount in Row (11)			0%
(14)	Type of Reporting Person (See Instructions)			IN

3

CUSIP No. 769755109
(1)	Names of Reporting Persons
	Roan Holdings, LLC
(2)	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐ (b) ☒
(3)	SEC Use Only
(4)	Source of Funds (See Instructions)			OO
(5)	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)			☐
(6)	Citizenship or Place of Organization		Delaware, United States
	Number of Shares Beneficially Owned by Each Reporting Person With	(7)	Sole Voting Power	0
		(8)	Shared Voting Power	0
		(9)	Sole Dispositive Power	0
		(10)	Shared Dispositive Power	0
(11)	Aggregate Amount Beneficially Owned by Each Reporting Person			0
(12)	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)			☐
(13)	Percent of Class Represented by Amount in Row (11)			0%
(14)	Type of Reporting Person (See Instructions)			OO

4

CUSIP No. 769755109
(1)	Names of Reporting Persons
	Michael P. Raleigh
(2)	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐ (b) ☒
(3)	SEC Use Only
(4)	Source of Funds (See Instructions)			OO
(5)	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)			☐
(6)	Citizenship or Place of Organization		Texas, United States
	Number of Shares Beneficially Owned by Each Reporting Person With	(7)	Sole Voting Power	0
		(8)	Shared Voting Power	0
		(9)	Sole Dispositive Power	0
		(10)	Shared Dispositive Power	0
(11)	Aggregate Amount Beneficially Owned by Each Reporting Person			0
(12)	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)			☐
(13)	Percent of Class Represented by Amount in Row (11)			0%
(14)	Type of Reporting Person (See Instructions)			IN

5

CUSIP No. 769755109
(1)	Names of Reporting Persons
	Paul B. Loyd, Jr.
(2)	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐ (b) ☒
(3)	SEC Use Only
(4)	Source of Funds (See Instructions)			OO
(5)	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)			☐
(6)	Citizenship or Place of Organization		Texas, United States
	Number of Shares Beneficially Owned by Each Reporting Person With	(7)	Sole Voting Power	0
		(8)	Shared Voting Power	0
		(9)	Sole Dispositive Power	0
		(10)	Shared Dispositive Power	0
(11)	Aggregate Amount Beneficially Owned by Each Reporting Person			0
(12)	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)			☐
(13)	Percent of Class Represented by Amount in Row (11)			0%
(14)	Type of Reporting Person (See Instructions)			IN

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CUSIP No. 769755109
(1)	Names of Reporting Persons
	RH Debt Fund, L.P.
(2)	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐ (b) ☒
(3)	SEC Use Only
(4)	Source of Funds (See Instructions)			OO
(5)	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)			☐
(6)	Citizenship or Place of Organization		Texas, United States
	Number of Shares Beneficially Owned by Each Reporting Person With	(7)	Sole Voting Power	0
		(8)	Shared Voting Power	0
		(9)	Sole Dispositive Power	0
		(10)	Shared Dispositive Power	0
(11)	Aggregate Amount Beneficially Owned by Each Reporting Person			0
(12)	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)			☐
(13)	Percent of Class Represented by Amount in Row (11)			0%
(14)	Type of Reporting Person (See Instructions)			PN

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CUSIP No. 769755109
(1)	Names of Reporting Persons
	Luxiver WI, LP
(2)	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐ (b) ☒
(3)	SEC Use Only
(4)	Source of Funds (See Instructions)			OO
(5)	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)			☐
(6)	Citizenship or Place of Organization		Delaware, United States
	Number of Shares Beneficially Owned by Each Reporting Person With	(7)	Sole Voting Power	0
		(8)	Shared Voting Power	0
		(9)	Sole Dispositive Power	0
		(10)	Shared Dispositive Power	0
(11)	Aggregate Amount Beneficially Owned by Each Reporting Person			0
(12)	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)			☐
(13)	Percent of Class Represented by Amount in Row (11)			0%
(14)	Type of Reporting Person (See Instructions)			PN

8

CUSIP No. 769755109
(1)	Names of Reporting Persons
	Navitas Fund, LP
(2)	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐ (b) ☒
(3)	SEC Use Only
(4)	Source of Funds (See Instructions)			OO
(5)	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)			☐
(6)	Citizenship or Place of Organization		Texas, United States
	Number of Shares Beneficially Owned by Each Reporting Person With	(7)	Sole Voting Power	0
		(8)	Shared Voting Power	0
		(9)	Sole Dispositive Power	0
		(10)	Shared Dispositive Power	0
(11)	Aggregate Amount Beneficially Owned by Each Reporting Person			0
(12)	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)			☐
(13)	Percent of Class Represented by Amount in Row (11)			0%
(14)	Type of Reporting Person (See Instructions)			PN

9

CUSIP No. 769755109
(1)	Names of Reporting Persons
	Hephaestus Energy Fund, LP
(2)	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐ (b) ☒
(3)	SEC Use Only
(4)	Source of Funds (See Instructions)			OO
(5)	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)			☐
(6)	Citizenship or Place of Organization		Delaware, United States
	Number of Shares Beneficially Owned by Each Reporting Person With	(7)	Sole Voting Power	0
		(8)	Shared Voting Power	0
		(9)	Sole Dispositive Power	0
		(10)	Shared Dispositive Power	0
(11)	Aggregate Amount Beneficially Owned by Each Reporting Person			0
(12)	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)			☐
(13)	Percent of Class Represented by Amount in Row (11)			0%
(14)	Type of Reporting Person (See Instructions)			PN

10

CUSIP No. 769755109
(1)	Names of Reporting Persons
	Children’s Energy Fund, LP
(2)	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐ (b) ☒
(3)	SEC Use Only
(4)	Source of Funds (See Instructions)			OO
(5)	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)			☐
(6)	Citizenship or Place of Organization		Delaware, United States
	Number of Shares Beneficially Owned by Each Reporting Person With	(7)	Sole Voting Power	0
		(8)	Shared Voting Power	0
		(9)	Sole Dispositive Power	0
		(10)	Shared Dispositive Power	0
(11)	Aggregate Amount Beneficially Owned by Each Reporting Person			0
(12)	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)			☐
(13)	Percent of Class Represented by Amount in Row (11)			0%
(14)	Type of Reporting Person (See Instructions)			PN

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CUSIP No. 769755109
(1)	Names of Reporting Persons
	LVPU, LP
(2)	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐ (b) ☒
(3)	SEC Use Only
(4)	Source of Funds (See Instructions)			OO
(5)	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)			☐
(6)	Citizenship or Place of Organization		Delaware, United States
	Number of Shares Beneficially Owned by Each Reporting Person With	(7)	Sole Voting Power	0
		(8)	Shared Voting Power	0
		(9)	Sole Dispositive Power	0
		(10)	Shared Dispositive Power	0
(11)	Aggregate Amount Beneficially Owned by Each Reporting Person			0
(12)	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)			☐
(13)	Percent of Class Represented by Amount in Row (11)			0%
(14)	Type of Reporting Person (See Instructions)			PN

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CUSIP No. 769755109
(1)	Names of Reporting Persons
	Asklepios Energy Fund, LP
(2)	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐ (b) ☒
(3)	SEC Use Only
(4)	Source of Funds (See Instructions)			OO
(5)	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)			☐
(6)	Citizenship or Place of Organization		Texas, United States
	Number of Shares Beneficially Owned by Each Reporting Person With	(7)	Sole Voting Power	0
		(8)	Shared Voting Power	0
		(9)	Sole Dispositive Power	0
		(10)	Shared Dispositive Power	0
(11)	Aggregate Amount Beneficially Owned by Each Reporting Person			0
(12)	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)			☐
(13)	Percent of Class Represented by Amount in Row (11)			0%
(14)	Type of Reporting Person (See Instructions)			PN

13

CUSIP No. 769755109
(1)	Names of Reporting Persons
	Panakeia Energy Fund, LP
(2)	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐ (b) ☒
(3)	SEC Use Only
(4)	Source of Funds (See Instructions)			OO
(5)	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)			☐
(6)	Citizenship or Place of Organization		Delaware, United States
	Number of Shares Beneficially Owned by Each Reporting Person With	(7)	Sole Voting Power	0
		(8)	Shared Voting Power	0
		(9)	Sole Dispositive Power	0
		(10)	Shared Dispositive Power	0
(11)	Aggregate Amount Beneficially Owned by Each Reporting Person			0
(12)	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)			☐
(13)	Percent of Class Represented by Amount in Row (11)			0%
(14)	Type of Reporting Person (See Instructions)			PN

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CUSIP No. 769755109
(1)	Names of Reporting Persons
	Blackbird 1846 Energy Fund, LP
(2)	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐ (b) ☒
(3)	SEC Use Only
(4)	Source of Funds (See Instructions)			OO
(5)	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)			☐
(6)	Citizenship or Place of Organization		Delaware, United States
	Number of Shares Beneficially Owned by Each Reporting Person With	(7)	Sole Voting Power	0
		(8)	Shared Voting Power	0
		(9)	Sole Dispositive Power	0
		(10)	Shared Dispositive Power	0
(11)	Aggregate Amount Beneficially Owned by Each Reporting Person			0
(12)	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)			☐
(13)	Percent of Class Represented by Amount in Row (11)			0%
(14)	Type of Reporting Person (See Instructions)			PN

15

This Amendment no. 1 to Schedule 13D (the “Amendment”) amends and supplements the Schedule 13D filed by JVL Advisors, LLC, a Texas limited liability company (“JVL”), John V. Lovoi, an individual resident of Texas (“Mr. Lovoi”), Roan Holdings, LLC, a Delaware limited liability company (“Roan Holdings”), Michael P. Raleigh, an individual resident of Texas (“Mr. Raleigh”), Paul B. Loyd, Jr., an individual resident of Texas (“Mr. Loyd”), RH Debt Fund, L.P., a Texas limited partnership (“RH Debt Fund”), Luxiver WI, LP, a Texas limited partnership (“Luxiver”), Navitas Fund, LP, a Texas limited partnership (“Navitas”), Hephaestus Energy Fund, LP, a Delaware limited partnership (“Hephaestus”), Children’s Energy Fund, LP, a Delaware limited partnership (“Children’s Fund”), LVPU, LP, a Delaware limited partnership (“LVPU”), Asklepios Energy Fund, LP, a Texas limited partnership (“Asklepios”), Panakeia Energy Fund, LP, a Delaware limited partnership (“Panakeia”), and Blackbird 1846 Energy Fund, LP, a Delaware limited partnership (“Blackbird”, and together with JVL, Mr. Lovoi, Roan Holdings, Mr. Raleigh, Mr. Loyd, RH Debt Fund, Luxiver, Navitas, Hephaestus, Children’s Fund, LVPU, Asklepios and Panakeia, the “Reporting Persons”), filed with the Securities and Exchange Commission on October 11, 2019 (the “Schedule 13D”) relating to Class A common stock, par value $0.001 per share (the “Common Stock”) of Roan Resources, Inc., a Delaware corporation (“Issuer”). Except as expressly provided for herein, all Items of the Schedule 13D remain unchanged.

Item 4.	Purpose of Transaction

The Issuer, Citizen Energy Operating, LLC (“Citizen”) and Citizen Energy Pressburg Inc., a subsidiary of Citizen (“Merger Sub”), are parties to that certain Agreement and Plan of Merger, dated October 1, 2019 (the “Merger Agreement”), pursuant to which, among other things, Merger Sub merged with and into the Issuer (the “Merger”), with the Issuer surviving as a wholly-owned subsidiary of Citizen. On December 6, 2019, at the effective time of the Merger, each outstanding share of Common Stock of the Issuer was cancelled and converted into a right to receive $1.52 in cash. All shares of Common Stock held by the Reporting Persons were cancelled. Following the Merger, the Issuer is no longer a publicly traded company and the Reporting Persons no longer beneficially own any Shares.

Item 5.	Interest in Securities of the Issuer

(a)-(b)	The Issuer, Citizen and Merger Sub consummated the Merger on December 6, 2019. Each outstanding share of Common Stock of the Issuer was cancelled and converted into a right to receive $1.52 in cash. Following the Merger, the Reporting Persons no longer beneficially own any Shares.

(c)	Except as disclosed in this Amendment, the Reporting Persons have not effected any transactions in the Issuer’s common stock during the past 60 days.

(d)	JVL, indirectly through its investment management arrangements with Asklepios Energy Fund, LP, Hephaestus Energy Fund, LP, Luxiver WI, LP, LVPU, LP, Midenergy Partners II, LP, Navitas Fund, LP, Blackbird 1846 Energy Fund, LP, Children’s Energy Fund, LP, SPQR Energy, LP and Panakeia Energy Fund, LP, beneficially owns an approximate 74.14% interest in Roan Holdings and may be deemed to have the right to receive dividends from, or the proceeds from the sale of shares of Common Stock of the Issuer owned by Roan Holdings.

(e)	December 6, 2019.

Item 7.	Material to Be Filed as Exhibits

99.1.	Joint Filing Agreement of Reporting Persons, dated as of October 11, 2019 (filed as Exhibit 99.1 to the Reporting Persons’ Schedule 13D filed with the Securities and Exchange Commission on October 11, 2019).

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SIGNATURES

After reasonable inquiry and to the best of each of the undersigned’s knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: December 13, 2019

JVL ADVISORS, LLC

By:	/s/ John V. Lovoi
Name: John V. Lovoi
Title: Manager

/s/ John V. Lovoi
John V. Lovoi

ROAN HOLDINGS, LLC

By:	/s/ Paul B. Loyd, Jr.
Name: Paul B. Loyd, Jr.
Title: President

/s/ Michael P. Raleigh
Michael P. Raleigh

/s/ Paul B. Loyd, Jr.
Paul B. Loyd, Jr.

RH DEBT FUND, L.P.

By: JVL Advisors, LLC, its General Partner

By:	/s/ John V. Lovoi
Name: John V. Lovoi
Title: Manager

LUXIVER, LP

By: LB Luxiver GP, LP, a Texas limited partnership, its General Partner
By: LB Luxiver, LLC, a Texas limited liability company, its General Partner
By: Lobo Baya, LLC, a Texas limited liability company, its sole Member

By:	/s/ John V. Lovoi
Name: John V. Lovoi
Title: Manager

17

NAVITAS FUND, LP

By: JVL Partners, L.P., a Texas limited partnership, its General Partner
By: JVL Advisors, LLC, its General Partner

By:	/s/ John V. Lovoi
Name: John V. Lovoi
Title: Manager

HEPHAESTUS ENERGY FUND, LP

By: Hephaestus Energy Fund GP, LP, a Texas limited partnership, its General Partner
By: HEF GP, LLC, a Texas limited liability company, its General Partner
By: JVL Advisors, LLC, its sole Member

By:	/s/ John V. Lovoi

CHILDREN’S ENERGY FUND, LP

By: Children’s Energy Fund GP, LP, a Texas limited partnership, its General Partner
By: JVL Advisors, LLC, its General Partner

By:	/s/ John V. Lovoi
Name: John V. Lovoi
Title: Manager

LVPU, LP

By: LVPU GP, LP, a Texas limited partnership, its General Partner
By: JVL Advisors, LLC, its General Partner

By:	/s/ John V. Lovoi
Name: John V. Lovoi
Title: Manager

ASKLEPIOS ENERGY FUND, LP

By: Asklepios Energy GP, LP, a Texas limited partnership, its General Partner
By: JVL Advisors, LLC, its General Partner

By:	/s/ John V. Lovoi
Name: John V. Lovoi
Title: Manager

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PANAKEIA ENERGY FUND, LP

By: Panakeia Energy Fund GP, LP, a Texas limited partnership, its General Partner
By: PEF GP, LLC, a Texas limited liability company, its General Partner
By: JVL Advisors, LLC, its sole Member

By:	/s/ John V. Lovoi
Name: John V. Lovoi
Title: Manager

BLACKBIRD 1846 ENERGY FUND, LP

By: Blackbird 1846 Energy Fund GP, L.P.,
its General Partner
By: JVL Advisors, LLC, its General Partner

By:	/s/ John V. Lovoi
Name: John V. Lovoi
Title: Manager

19

Schedule A

The general partner of RH Debt Fund, L.P. is JVL Advisors, LLC. John V. Lovoi is the sole member and manager of JVL Advisors, LLC. Such individual expressly disclaims any beneficial ownership in the Evolution Common Stock, except to the extent of his pecuniary interests therein. The business address of such individual is 10000 Memorial Drive, Suite 550, Houston, Texas 77024.

The general partner of Luxiver, LP is LB Luxiver GP, LP. The general partner of LB Luxiver GP, LP is LB Luxiver, LLC. The sole managing member of LB Luxiver, LLC is Lobo Baya, LLC. The following individuals are the managing members of Lobo Baya, LLC: John V. Lovoi, Paul B. Loyd, Jr., Michael Raleigh, Norbert Csaszar, Kelly Loyd and Derek Michaelis. Such individuals expressly disclaim any beneficial ownership in the Evolution Common Stock, except to the extent of their pecuniary interests therein. The business address of such individuals is 10000 Memorial Drive, Suite 550, Houston, Texas 77024.

The general partner of Navitas Fund, LP is JVL Partners, L.P. The general partner of JVL Partners, L.P. is JVL Advisors, LLC. John V. Lovoi is the sole member and manager of JVL Advisors, LLC. Such individual expressly disclaims any beneficial ownership in the Evolution Common Stock, except to the extent of his pecuniary interests therein. The business address of such individual is 10000 Memorial Drive, Suite 550, Houston, Texas 77024.

The general partner of Hephaestus Energy Fund, LP is Hephaestus Energy Fund GP, LP. The general partner of Hephaestus Energy Fund GP, LP is HEF GP, LLC. The sole member and manager of HEF GP, LLC is JVL Advisors, LLC. John V. Lovoi is the sole member and manager of JVL Advisors, LLC. Such individual expressly disclaims any beneficial ownership in the Evolution Common Stock, except to the extent of his pecuniary interests therein. The business address of such individual is 10000 Memorial Drive, Suite 550, Houston, Texas 77024.

The general partner of Children’s Energy Fund, LP is Children’s Energy Fund GP, LP. The general partner of Children’s Energy Fund GP, LP is JVL Advisors, LLC. John V. Lovoi is the sole member and manager of JVL Advisors, LLC. Such individual expressly disclaims any beneficial ownership in the Evolution Common Stock, except to the extent of his pecuniary interests therein. The business address of such individual is 10000 Memorial Drive, Suite 550, Houston, Texas 77024.

The general partner of LVPU, LP is LVPU GP, LP. The general partner of LVPU GP, LP is JVL Advisors, LLC. John V. Lovoi is the sole member and manager of JVL Advisors, LLC. Such individual expressly disclaims any beneficial ownership in the Evolution Common Stock, except to the extent of his pecuniary interests therein. The business address of such individual is 10000 Memorial Drive, Suite 550, Houston, Texas 77024.

The general partner of Asklepios Energy Fund, LP is Asklepios Energy Fund GP, LP. The general partner of Asklepios Energy Fund GP, LP is JVL Advisors, LLC. John V. Lovoi is the sole member and manager of JVL Advisors, LLC. Such individual expressly disclaims any beneficial ownership in the Evolution Common Stock, except to the extent of his pecuniary interests therein. The business address of such individual is 10000 Memorial Drive, Suite 550, Houston, Texas 77024.

The general partner of Panakeia Energy Fund, LP is Panakeia Energy Fund GP, LP. The general partner of Panakeia Energy Fund GP, LP is PEF GP, LLC. The sole member and manager of PEF GP, LLC is JVL Advisors, LLC. John V. Lovoi is the sole member and manager of JVL Advisors, LLC. Such individual expressly disclaims any beneficial ownership in the Evolution Common Stock, except to the extent of his pecuniary interests therein. The business address of such individual is 10000 Memorial Drive, Suite 550, Houston, Texas 77024.

The general partner of Blackbird 1846 Energy Fund, LP is Blackbird 1846 Energy Fund GP, L.P. The general partner of Blackbird 1846 Energy Fund GP, L.P. is JVL Advisors, LLC. John V. Lovoi is the sole member and manager of JVL Advisors, LLC. Such individual expressly disclaims any beneficial ownership in the Shares, except to the extent of his pecuniary interests therein. The business address of such individual is 10000 Memorial Drive, Suite 550, Houston, Texas 77024.

20